EXHIBIT 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


      Reference is made to our report, dated March 13, 1998, relating to the balance sheet of AIM Group, Inc. (the name of which subsequently was changed to Cereus Technology Partners, Inc.) as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, that was included in the corporation's Annual Report on Form 10-KSB for the year ended December 31, 1997. We hereby consent to the inclusion of that report in the corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998.


Plantation, Florida
January 18, 2000                       M.A. Cabrera & Company P.A.